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                                                                   EXHIBIT 10.27
January 17, 2000

Mr. Kenneth J. Mesnik
12 Chatham Place
Dix Hills, NY 11746

Dear Ken,

The Brookstone Company and I are extremely pleased to offer you the position of Executive Vice President Merchandising. There are many exciting challenges ahead and we look forward to both a mutualy productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

 .    You are joining Brookstone as Executive Vice President Merchandising,
     reporting directly to Michael Anthony, Chairman, President & CEO.

 .    Your start date will be on or about February 14, 2000.


 .    Your base salary will be $5,769.23 per week ($300,000.00 annualized).

 .    The first annual performance review will be administered on or about April
     15, 2001, and retroactive to February 1, 2001.

 .    You will receive a one-time sign on Bonus of $80,000.00, which will be paid 90 days after your first day of employment. During your new Associate orientation, you will be asked to sign a "Sign on Bonus Payment Agreement."

 .    You will participate in our Management Incentive Bonus (MIB) program. Based on the Company's performance in the year 2000 you will be eligible for a bonus payment up to a threshold of 40% of your base salary. If the Company exceeds its goals the maximum payout under the plan is 75%. Seventy percent of your bonus payment is guaranteed based on the Company reaching its year 2000 goals, thirty percent is based on your individual performance rating as reviewed by the CEO and Board of Directors.

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Kenneth J. Mesnik                                                      Page 2.


 .    Upon Board approval you will be granted an option to purchase 75,000 shares of Brookstone common stock. 50,000 of these stock options will vest at 25% per year over a four year period. 25,000 will cliff vest after four years of service on

 .    February 14, 2004. The option price will be fixed on your start date of
     February 14, 2000.

 .    You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business.

 .    Brookstone will bear the reasonable cost of temporary housing accommodations for you and your family for a period of 90 days.

 .    Brookstone will pay for two house-hunting trips to New Hampshire or
     Massachusetts for you and your spouse.

 .    When you relocate, Brookstone will bear the reasonable cost of packing and moving your household. You will submit three (3) bids to Carol Lambert, Human Resources for approval.

 .    Brookstone will reimburse you for usual closing costs and legal expenses involved in purchasing your new home in New Hampshire or Massachusetts, including up to two mortgage points.

 .    Brookstone does not pay real estate fees for either your New Hampshire or
     Massachusetts homes.

 .    Once you purchase a new home the Company will:

       a) During the 1st six months after the purchase of your new home, pay 100% of property taxes, homeowners insurance, and interest payments on your home in New York.

       b) During the next six months (months 7-12) pay 75% of property taxes, homeowners insurance, and interest payments on your home in New York.

       c) There will be no further reimbursement if your home in New York is not sold within 12 months after the purchase of your new home.

 .    You will receive incidental pay for one week when you move into your new home. Please advise this office when this takes place.

 .    Brookstone will gross up all relocation items that are required to be included in your gross income and are not tax deductible to you, up to a maximum of $7,500.00 (net).

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Kenneth J. Mesnik                                                        Page 3.


 .    During your new Associate orientation, you will be asked to sign a
     "Relocation Expense Payment Agreement."

You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

 .    You will become eligible for coverage under the medical plan following 30 days of employment. Single coverage costs $9.81 per week, two-person coverage $20.02 per week, and family coverage is $30.81 per week. Brookstone pays 75% of the weekly premium and you will be responsible for 25%.

 .    You will become eligible for coverage under the dental plan, following 30 days of employment. Single coverage cost s $3.68 per month, two person coverage $7.57 per month, and family coverage is $13.89 per month. (Please refer to the enclosed dental summary outline for more information on this benefit.)

 .    As a Salaried Associate, you will receive two times your annual salary in group life insurance, double indemnity, upon employment. Brookstone pays the premium for this policy.

 .    You will become eligible for Short Term Disability plan benefits upon employment. You will become eligible for Long Term Disability insurance coverage the first of the month after 90 days of employment. Brookstone pays the premium for this policy.

 .    You will become eligible for enrollment in the Company's 401(k) when you meet the following conditions (eligibility is determined on a quarterly basis):
     .  are 21 years of age or older;
     .  have one continuous year of service;
     .  have worked at least 1,000 hours in the previous year.

On an annual basis, Brookstone matches 100% of the first 4% of a participant's compensation contributed to the 401(k) plan. You are immediately vested in any matching contribution.

 .    You are eligible to participate in our Flexible Spending Account following
     30 days of employment.

 .    Based on your date of hire, you are eligible for 3 weeks of vacation in
     2000.

The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

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Kenneth J. Mesnik                                                       Page 4.



 .    In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income employment earned during the 12 month period following termination shall reduce the severance package payable.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws.

Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,



Michael Anthony
Chairman, President & CEO



MA/dab



_________________________   ______________________
     Kenneth J. Mesnik             Date


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